Exhibit 99.1

Report of Independent Auditors

To the Management of EQT Corporation

Report on the Financial Statements

We have audited the accompanying combined financial statements of ARD Operating, LLC and Alta Marcellus Development, LLC (collectively, the “Company”), which comprise the combined balance sheets as of June 30, 2021 and 2020, and the related combined statements of operations, changes in equity and cash flows for the years then ended, and the related notes to the combined financial statements (collectively, the “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

1

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of ARD Operating, LLC and Alta Marcellus Development, LLC as of June 30, 2021 and 2020, and the combined results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Houston, Texas

September 24, 2021

ARD Operating, LLC and Alta Marcellus Development, LLC

Combined Balance Sheets

ASSETS

	June 30,
	2021	2020

	(Amounts in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$14,501	$11,986
Accounts receivable:
Natural gas sales receivables	82,445	35,672
Joint interest billings and other	19,069	3,394
Assets from risk management activities	26,031	37,544
Advance to affiliates	239	609
Prepaid expenses and other current assets	1,790	1,952
Total current assets	144,075	91,157

PROPERTY AND EQUIPMENT:
Natural gas properties – full cost method:
Evaluated properties	2,337,796	2,074,787
Unevaluated properties	10,968	8,146
Less: accumulated depreciation, depletion, amortization and impairment	(1,470,826)	(661,327)
Net natural gas properties	877,938	1,421,606

Other property and equipment – net of accumulated depreciation of $2,502 and $2,166 as of June 30, 2021 and 2020, respectively	903	1,231
Net property and equipment	878,841	1,422,837

NON-CURRENT ASSETS:
Assets from risk management activities	7,961	290
Note receivable from affiliates and other	2,548	2,439
Total non-current assets	10,509	2,729

TOTAL ASSETS	$1,033,425	$1,516,723

The accompanying notes are an integral part of these combined financial statements.	3

ARD Operating, LLC and Alta Marcellus Development, LLC

Combined Balance Sheets

LIABILITIES AND EQUITY

	June 30,
	2021	2020

	(Amounts in thousands)
CURRENT LIABILITIES:
Accounts payable	$30,260	$22,822
Accrued capital expenditures	25,418	49,193
Accrued liabilities	17,745	13,969
Revenue-related payables	41,640	29,775
Liabilities from risk management activities	128,149	7,811
Total current liabilities	243,212	123,570

NON-CURRENT LIABILITIES:
Long-term debt, net	471,374	604,155
Asset retirement obligations	24,090	21,526
Liabilities from risk management activities	30,071	22,551
Other liabilities	2,170	2,405
Total non-current liabilities	527,705	650,637
Total liabilities	770,917	774,207

COMMITMENTS AND CONTINGENCIES (Note 4)

EQUITY:
Parent investment, net	262,508	742,516
Total equity	262,508	742,516

TOTAL LIABILITIES AND EQUITY	$1,033,425	$1,516,723

The accompanying notes are an integral part of these combined financial statements.	4

ARD Operating, LLC and Alta Marcellus Development, LLC

Combined Statements of Operations

	Years Ended June 30,
	2021	2020

	(Amounts in thousands)
REVENUES:
Natural gas revenues	$622,754	$448,076
Other operating revenues	21,538	15,217
Net (loss) gain on commodity risk management activities	(58,326)	103,716
Total revenues	585,966	567,009

COSTS AND EXPENSES:
Gathering, transportation and compression	140,714	109,670
Direct operating	62,220	55,799
Depreciation, depletion and amortization	178,193	171,562
Impairment of natural gas properties	631,641	139,063
General and administrative	5,540	8,631
Accretion of asset retirement obligations	1,780	1,618
Total costs and expenses	1,020,088	486,343

OTHER (EXPENSE) INCOME:
Interest expense, net and other	(29,011)	(35,048)
Net gain (loss) on interest rate derivatives	2,125	(12,786)
Total other expense	(26,886)	(47,834)

NET (LOSS) INCOME	$(461,008)	$32,832

The accompanying notes are an integral part of these combined financial statements.	5

ARD Operating, LLC and Alta Marcellus Development, LLC

Combined Statements of Changes in Equity

Parent Investment, Net
(Amounts in thousands)
Balance at June 30, 2019	$792,184

Distributions to Parent	(82,500)
Net income	32,832

Balance at June 30, 2020	742,516

Distributions to Parent	(19,000)
Net loss	(461,008)

Balance at June 30, 2021	$262,508

The accompanying notes are an integral part of these combined financial statements.	6

ARD Operating, LLC and Alta Marcellus Development, LLC

Combined Statements of Cash Flows

	Years Ended June 30,
	2021	2020

	(Amounts in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(461,008)	$32,832
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation, depletion and amortization	178,193	171,562
Impairment of natural gas properties	631,641	139,063
Accretion of asset retirement obligations	1,780	1,618
Amortization of deferred financing costs	2,959	2,967
Unrealized loss (gain) on commodity risk management activities	149,530	(7,276)
Unrealized (gain) loss on interest rate derivatives	(17,830)	11,157
Changes in operating assets and liabilities:
Accounts receivable	(62,448)	12,778
Prepaid expenses, advance to affiliates and other assets	532	(817)
Note receivable from affiliates and other	-	(2,400)
Accounts payable, accrued liabilities and other liabilities	22,846	(4,337)
Settlement of asset retirement obligations	(341)	(160)
Net cash provided by operating activities	445,854	356,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to natural gas properties and other property and equipment	(288,707)	(269,627)
Net cash used in investing activities	(288,707)	(269,627)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	356,288	350,214
Payments of long-term debt	(492,028)	(370,152)
Distributions to parent	(19,000)	(82,500)
Deferred financing costs and other	108	(39)
Net cash used in financing activities	(154,632)	(102,477)
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,515	(15,117)
CASH AND CASH EQUIVALENTS, beginning of year	11,986	27,103
CASH AND CASH EQUIVALENTS, end of year	$14,501	$11,986

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$25,986	$32,487

NON-CASH ACTIVITIES:
Accrual for capital expenditures	$25,418	$49,193
Asset retirement obligations incurred	$1,125	$1,107

The accompanying notes are an integral part of these combined financial statements.	7

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 1 – Organization and Basis of Combination

Organization and Basis of Combination

Alta Resources Development, LLC (ARD or Parent) is a Delaware limited liability company formed on July 22, 2015, together with its subsidiaries to engage in the acquisition, exploration and development of onshore oil and natural gas assets in North America. Until the closing of the Acquisition (as defined below) on July 21, 2021, ARD Operating, LLC (ARDO) and Alta Marcellus Development, LLC (AMD) were wholly-owned direct subsidiaries of ARD and Alta Marcellus Midstream, LLC (AMM) and Alta Energy Marketing, LLC (AEM), were wholly-owned direct subsidiaries of AMD.

On July 21, 2021, EQT Acquisition HoldCo LLC (a wholly-owned indirect subsidiary of EQT Corporation (EQT)) acquired, directly or indirectly, all of the issued and outstanding equity interests of the Company (as defined below) pursuant to the Membership Interest Purchase Agreement (the Purchase Agreement) dated May 5, 2021 (the Acquisition). The purchase price for the Acquisition consisted of $1.0 billion in cash and 98,789,388 shares of EQT common stock, as adjusted pursuant to customary closing purchase price adjustments set forth in the Purchase Agreement. The Purchase Agreement contains customary representations and warranties, covenants, indemnification and termination provisions and has an effective date of January 1, 2021. The Purchase Agreement included the assignment of all material contracts to EQT other than those specifically settled at closing.

Following the closing of the Acquisition on July 21, 2021, EQT Acquisition HoldCo LLC became the sole owner of all of the equity interests of ARDO and AMD, and the Parent ceased to hold any interest in the Company. AMD continued to own all of the equity interests in its subsidiaries, AMM and AEM; however, on August 1, 2021, AEM merged into EQT Energy, LLC, a wholly-owned indirect subsidiary of EQT. Further, the names of AMD, ARDO and AMM have subsequently been changed to EQT AMD LLC, EQT ARO LLC and EQT AMM LLC, respectively.

The combined financial statements and related notes presented herein include the accounts of ARDO and AMD and its wholly-owned subsidiaries, AMM and AEM (collectively, the Company). Until the closing of the Acquisition, the Company collectively held and operated all of the Parent’s upstream and midstream assets. Unless expressly provided otherwise herein, all statements regarding the Company refer to the status of the Company as of June 30, 2021 and 2020 – during such time as it was wholly-owned by the Parent.

The Company operates in one segment, natural gas and oil development, exploitation, exploration and production in North America. The Company’s corporate office is located in Houston, Texas, its field office is located in Williamsport, Pennsylvania and its operations are principally located in seven counties in Pennsylvania.

Basis of Presentation

The combined financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial statements have been presented on a combined basis as ARDO and AMD and its subsidiaries were under common ownership and management. Material intercompany accounts and transactions have been eliminated. The combined financial statements of the Company, as presented, are materially the same as the consolidated financial statements of the Parent.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Accounting Standards Not Yet Adopted

In February 2016, the FASB Issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a lease liability and a right-of-use asset for all leases, including operating leases, with a term greater than 12 months on the balance sheet. The provisions of ASU 2016-02 also modify the definition of a lease and outline the requirements for recognition, measurement, presentation, and disclosure of leasing arrangements by both lessees and lessors. This ASU is to be adopted using a modified retrospective approach. In May 2020, the FASB elected to defer the effective date for private companies to fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect that adopting this guidance will have on its combined financial statements.

Accounting Estimates

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying notes. The most significant estimates pertain to natural gas reserve quantities and related cash flow estimates that form the basis for (i) the allocation of purchase price to evaluated and unevaluated properties, (ii) calculation of depreciation, depletion and amortization (DD&A) of natural gas properties, and (iii) the full cost ceiling test. Management emphasizes that reserve estimates are inherently imprecise and that estimates of reserves of non-producing properties and more recent discoveries are more imprecise than those for properties with long production histories. Other significant estimates include (a) estimated quantities and prices of natural gas sold but not collected, as of period-end; (b) accruals of capital and operating costs; (c) current asset retirement costs, settlement date, inflation rate and credit-adjusted-risk-free rate used in estimating asset retirement obligations; (d) assumptions and calculation techniques used in estimating the fair value of derivative financial instruments, as considered in Note 5; and (e) estimates of expenses related to legal, environmental and other contingencies, as considered in Note 4. Actual results could differ from the estimates and assumptions used in the preparation of the Company’s combined financial statements.

Significant Accounting Policies

Cash and Cash Equivalents

The Company considers cash equivalents to include all cash items, such as time deposits and short-term investments, including money market accounts, which mature in three months or less from the time of purchase.

Accounts Receivable

Accounts receivable consist of uncollateralized natural gas revenues due under normal trade terms, as well as joint interest billings due from working interest owners of natural gas properties for their share of expenses paid on their behalf by the Company. Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of the amount that may not be collectible. There was no valuation allowance as of June 30, 2021 and 2020.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Natural Gas Producing Activities

The Company follows the full cost method of accounting for natural gas properties. Under the full cost method, all costs associated with property acquisition, exploration, and development activities are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals, cost of drilling, completing and equipping successful and unsuccessful natural gas wells and direct internal costs. Sales or other dispositions of natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change.

The capitalized costs of natural gas properties, plus estimated future development costs relating to proved reserves and estimated cost of dismantlement and abandonment are amortized on a unit-of-production method over the estimated productive life of the proved natural gas reserves. Unevaluated natural gas properties are excluded from this calculation. DD&A expense for the Company’s natural gas properties totaled approximately $177.9 million and $170.9 million for the years ended June 30, 2021 and 2020, respectively.

Capitalized natural gas property costs are limited to an amount (the ceiling limitation) equal to the sum of the following:

a)	The present value of estimated future net revenues from the projected production of proved natural gas reserves, calculated using the twelve-month average of the first-day-of-the-month prices adjusted for location and quality differentials during the fiscal year (with consideration of price changes only to the extent provided by contractual arrangements) and a discount factor of 10%;

b)	The cost of investments in unevaluated properties excluded from the costs being amortized; and

c)	The lower of cost or estimated fair value of unevaluated properties included in the costs being amortized.

When it is determined that natural gas property costs exceed the ceiling limitation, an impairment charge is recorded to reduce carrying value to the ceiling limitation. For the year ended June 30, 2021 and 2020, the Company recorded an impairment expense of approximately $631.6 million and $139.1 million, respectively, due primarily to decreases in prices.

The costs of certain unevaluated leasehold acreage and certain wells being drilled are not amortized. The Company excludes all costs until proved reserves are found or until it is determined that the costs are impaired. Costs not amortized are periodically assessed for possible impairments or reductions in value. If an impairment is indicated, the amount is charged to the full cost pool, where it is subject to depletion and the ceiling limitation. Sales or other dispositions of unevaluated leasehold acreage are accounted for as adjustments to capitalized costs, with no gain recorded unless the proceeds exceed the carrying value of the related property.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Other Property and Equipment

Other property and equipment are carried at cost. Depreciation is calculated using the straight-line method over estimated useful lives that range between 3 to 15 years. Gain or loss on retirement, sale, or other disposition of these assets is included in income in the period of disposition. Costs of major repairs that extend the useful life are capitalized and depreciated over the estimated remaining useful life of the asset. Costs for maintenance and repairs are expensed as incurred. Depreciation and amortization expense for the Company’s other property and equipment totaled approximately $0.3 million and $0.6 million for the years ended June 30, 2021 and 2020, respectively.

Asset Retirement Obligations

The fair value of asset retirement obligations is recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The fair value of the asset retirement obligations is measured using expected future cash outflows adjusted for inflation and discounted to net present value at the Company’s credit-adjusted risk-free interest rate. Given the unobservable nature of the inputs, the initial measurement of the obligation is considered to be a non-recurring Level 3 fair value estimate. As discussed in “Fair Value Measurements and Fair Value of Financial Instruments,” Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. The liability is accreted to its then present value each period, and the capitalized cost is depleted or amortized over the estimated recoverable reserves using the units-of-production method. If the liability is settled for an amount other than the recorded amount, the variance is recorded to the full cost pool.

The following table is a reconciliation of the asset retirement obligations for the years ended June 30, 2021 and 2020 included in the combined balance sheets:

(Amounts in Thousands)
Asset retirement obligations at June 30, 2019	$18,961

Liabilities incurred	1,107
Liabilities settled	(160)
Accretion expense	1,618

Asset retirement obligations at June 30, 2020	21,526

Liabilities incurred	1,125
Liabilities settled	(341)
Accretion expense	1,780

Asset retirement obligations at June 30, 2021	$24,090

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Deferred Financing Costs

The Company capitalizes certain direct costs incurred with the issuance of long-term debt, which is then amortized over the life of the debt. These amounts are presented as a reduction from the carrying amount of long-term debt in the combined balance sheets and the amortization is recognized in interest expense, net and other in the Company’s combined statements of operations.

Fair Value Measurements and Fair Value of Financial Instruments

GAAP defines fair value, establishes a framework for measuring fair value and explains the related disclosure requirements. GAAP indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability and defines fair value based upon an exit price model.

Accounting Standards Codification (ASC) 820, Fair Value Measurement, establishes a three-level hierarchy for disclosure of the inputs to valuation used to measure fair value based on priority of the inputs to the valuation technique. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, long-term debt and derivative instruments. The recorded value of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value based on their short-term nature. The carrying value of long-term debt approximates fair value as the associated interest rate approximates current market rates. The estimated fair values of the derivatives have been determined using available market data and valuation methodologies (see Note 5).

Concentration and Credit Risk

The Company’s operations are concentrated in the Marcellus shale formation of the Appalachian Basin. This concentration of purchasers and joint interest owners may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. Additionally, factors adversely affecting the oil and gas exploration and production industry could adversely affect the Company and its customers. The Company does not anticipate any material impact on its financial results due to non-performance by the third parties.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

The purchasers of the Company’s marketed natural gas production consist primarily of independent marketers, major and independent oil and natural gas companies and gas pipeline companies. During the year ended June 30, 2021, two individual purchasers each accounted for more than 10% of the Company’s total marketed sales for the year: Sequent Energy Management, L.P. (17%) and PSEG Energy Resources & Trade LLC (12%). During the year ended June 30, 2020, two individual purchasers each accounted for more than 10% of the Company’s total marketed sales for the year: Sequent Energy Management, L.P. (15%) and PSEG Energy Resources & Trade LLC (12%). Natural gas sales receivable due from two purchasers individually accounted for more than 10% of the Company’s natural gas sales receivables as of June 30, 2021: Sequent Energy Management, L.P. (16%) and PSEG Energy Resources & Trade LLC (13%). Natural gas sales receivable due from two purchasers individually accounted for more than 10% of the Company’s natural gas sales receivable as of June 30, 2020: Sequent Energy Management, L.P. (16%) and PSEG Energy Resources & Trade LLC (13%).

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and derivative financial instruments. The credit risk associated with the receivables and derivative financial instruments are mitigated by monitoring customers’ and counterparties’ creditworthiness. The Company does not believe that the loss of any of these customers would have a material adverse effect because alternative customers are readily available.

Additionally, the Company places cash and cash equivalents with high quality financial institutions and at times may exceed the federally insured limits. The Company has not experienced a loss in such accounts nor does it expect any related losses in the near-term.

Revenue Recognition

On July 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts which were not completed as of July 1, 2019. Under the modified retrospective method, the Company recognizes the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of retained earnings; however, no adjustment was required as a result of adopting the new revenue standard. Results for reporting periods beginning after July 1, 2019 are presented under the new revenue standard.

Natural Gas Sales

The Company applies the sales method of accounting for natural gas revenue. Natural gas sales revenues are generally recognized when control of the product is transferred to the customer and collectability is reasonably assured. The Company markets the majority of its natural gas production, both operated and non-operated taken in kind. An immaterial portion of its non-operated production not taken in kind is marketed by third party operators.

The Company delivers product to the ultimate third-party purchaser at a contractually agreed-upon delivery point. Consideration received is typically priced at or near the applicable published natural gas index price for the producing area from the purchaser, or, when applicable, at various delivered locations applicable to Company’s natural gas transportation contracts. Revenue is recognized when control transfers to the purchaser at the delivery point based on the price received from the purchaser. The Company evaluated whether it was the principal or the agent in the transaction and concluded the Company is the principal as the ultimate third party is its customer and revenue is recognized on a gross basis, with gathering, compression and transportation fees presented as an expense.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

Under the sales method, revenues are recognized based on the actual volume of natural gas sold to purchasers. The Company and other joint owners may sell more or less than their entitled share of production. Production volume is monitored to minimize these natural gas imbalances. Over and under deliveries are recorded when future estimated reserves are not adequate to cover the imbalance. As of June 30, 2021 and 2020, there is no asset or liability recorded for imbalances.

Marketing

AEM buys natural gas utilizing separate purchase transactions, generally with separate counterparties and subsequently sells that natural gas under separate contracts or under its existing contracts. In these arrangements, AEM takes control of the natural gas purchased prior to delivery. Revenues and expenses related to these transactions are reported gross in accordance with applicable accounting standards. Revenues related to these activities are presented in marketing revenues.

Midstream

AMM has interests in certain gathering systems that provide gathering, transportation and compression services to AEM as well as third parties. AMM receives and gathers shipper (customer) gas from specified receipt points to the delivery point(s) specified under each agreement. In addition, compression services may be provided on an as needed basis. These agreements are typically interruptible and usage- based such that third-party customers pay an agreed upon rate per MMBtu subject to gathering or compression, which are accounted for as midstream revenues.

Certain of the gathering systems which serve the Company’s operating area are operated by the Company but are not wholly-owned. AMM owns 50% of these certain gathering systems and does not receive additional revenues as operator of these gathering systems. AMM and the other co-owners in these systems share in revenues, operating costs and capital expenditures in proportion to their respective ownership interests. Revenues related to these activities are presented in midstream revenues. The gathering, compression and transportation fees are presented as gathering, transportation and compression expense. Any amounts recovered from co-owners in respect of their share of operating or capital costs are offset against the related expense such that Alta reports only its net share, consistent with proportionate consolidation guidance.

Income Taxes

The Parent elected to be taxed as a partnership for federal income tax purposes and therefore is not subject to federal income taxes. The members of the Parent are liable for the federal income taxes attributable to their allocable share of the consolidated taxable income of the Parent. The Company is a disregarded entity for federal and state income tax purposes.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 2 – Long-Term Debt

Long-term debt consisted of the following:

	June 30,
	2021	2020

	(Amounts in Thousands)
Revolving line of credit	$384,731	$509,355
Senior secured second lien notes	91,158	102,274

Total long-term debt	475,889	611,629
Less: deferred financing costs	(4,515)	(7,474)
Long-term debt, net	$471,374	$604,155

The table below summarizes maturities of long-term debt as of June 30, 2021 (in thousands):

2022	$-
2023	-
2024	475,889
Total	$475,889

Credit Agreement

Effective April 24, 2020, AMD amended its secured revolving credit agreement (the Revolving Credit Facility) to increase the range of applicable margins for ABR Loans and Eurodollar Loans and modify certain covenants. The Revolving Credit Facility provides a facility with a $1.25 billion commitment and a borrowing base of $800.0 million as of June 30, 2021. The borrowing base can be re-determined on a semi-annual basis, October and April, (a Scheduled Redetermination) or as may be requested one time in between each Scheduled Redetermination by the Lenders or the Company. To the extent that the borrowing base is re-determined at an amount that is below the amount currently outstanding, AMD has options under the Revolving Credit Facility including repayment of the amount borrowed above the re-determined borrowing base over a period of up to six months, provision of additional collateral equal to the amount borrowed above the re-determined borrowing base, or other alternatives as negotiated with the Lenders. The Revolving Credit Facility has a maturity date of the earlier of (a) March 31, 2024 or (b) to the extent any Permitted Second Lien Debt is outstanding as of such date, the date that is one hundred eighty (180) days prior to the earliest maturity date in respect of any such Permitted Second Lien Debt.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 2 – Long-Term Debt (continued)

The obligations under the Revolving Credit Facility and guarantees of those obligations are secured by substantially all of AMD’s assets. Under the Revolving Credit Facility, AMD may also obtain letters of credit, the issuance of which would reduce a corresponding amount available for borrowing. As of June 30, 2021 and 2020, the amount borrowed under the Revolving Credit Facility was $384.7 million and $509.4 million, the value of letters of credit issued under the Revolving Credit Facility was $23.6 million and $25.9 million, and the amount remaining available for borrowing was $391.7 million and $264.8 million, respectively.

Pursuant to the Revolving Credit Facility agreement, interest on borrowings are calculated using either the Alternate Base Rate plus an applicable margin for Alternate Base Rate Loans (ABR Loans) or the adjusted London Interbank Offered Rate (LIBOR) over a term elected by AMD plus an applicable margin for Eurodollar Loans. The Alternate Base Rate is defined as the greater of (a) the prime rate established by the Administrative Agent, (b) the federal funds rate in effect plus 0.50% and (c) the daily one-month LIBOR plus 1.00%. The amendment increased the range of applicable margins for ABR Loans and Eurodollar Loans to a range of 2.50% to 3.50% from a range of 2.00% to 3.00%. The specific applicable margin used to determine the rate of each loan is based upon the current utilization of the borrowing base. In addition to interest, the banks receive various fees, including a commitment fee on the unutilized borrowing base. The commitment fee was also amended to be 0.500% per annum at all times, compared to 0.500% per annum if greater than 50% of the borrowing base is utilized and 0.375% per annum if less than 50% of the borrowing base is utilized previously. The Company had no ABR Loans outstanding as of June 30, 2021 and 2020. The weighted-average interest rate on loan amounts outstanding under the Revolving Credit Facility as of June 30, 2021 and 2020, was 3.10% and 3.18%, respectively.

The Revolving Credit Facility contains certain financial covenants typical for these types of agreements, including current ratio and total debt to EBITDAX (as defined in the Credit Agreement) ratio. Pursuant to the amendment of the Revolving Credit Facility, certain covenants were modified or added, as follows:

•	Maintenance of the consolidated leverage covenant was reduced from 4.0x debt / EBITDA to 3.5x debt / EBITDA.

•	The restricted payments test was amended from 3.0x debt / EBITDA to 2.5x debt / EBITDA.

•	Addition of certain industry anti-cash hoarding provisions, including requiring prepayment of excess cash over certain thresholds first to any ABR Borrowings outstanding then ratably to Eurodollar Borrowings then outstanding.

As of June 30, 2021, AMD was in compliance with all of its financial covenants under the Revolving Credit Facility.

At the closing of the Acquisition, the outstanding balance of the Revolving Credit Facility was paid in full using proceeds received from the Acquisition.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 2 – Long-Term Debt (continued)

Senior Secured Second Lien Notes

On March 31, 2017, AMD closed $300 million aggregate principal amount of 7.75% Senior Secured Second-Priority Notes due March 31, 2024 (the Senior Secured Second Lien Notes) in a private offering pursuant to an indenture dated as of March 31, 2017 (the Senior Secured Second Lien Notes Indenture). The obligations under the Senior Secured Second Lien Notes and guarantees of those obligations are secured by substantially all of AMD’s assets.

The Senior Secured Second Lien Notes are guaranteed by AMD’s subsidiary guarantors Alta Marcellus Midstream, LLC and Alta Energy Marketing, LLC. Interest accrues at the rate of 7.75% per annum and is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year during the term. The amount outstanding on the Senior Secured Second Lien Notes was $91.2 million and $102.3 million on June 30, 2021 and 2020, respectively. The covenants and events of default under AMD’s Senior Secured Second Lien Notes Indenture are substantially similar to the Revolving Credit Facility, with the exception of the following. In May 2019, the Company amended the Senior Secured Second Lien Notes to reduce its hedging covenant from two years to one year, for 65% of proved developed producing reserves, while the Revolving Credit Facility does not have a hedging obligation. On June 30, 2021, AMD was in compliance with all of its financial covenants under the Senior Secured Second Lien Notes Indenture.

On July 6, 2021, the outstanding balance of Senior Secured Second Lien Notes were paid in full, including principal payment of $91.2 million and accrued interest and premium of $4.7 million.

Note 3 – Equity

As of June 30, 2021, the Company had aggregate capital contributions from the Parent of approximately $816.0 million, with no further capital contribution commitments remaining. As of June 30, 2021, the Company had made aggregate cash distributions of approximately $539.7 million to the Parent.

Note 4 – Commitments and Contingencies

Commitments

Operating Leases – In July 2017, the Company entered into an office space lease in Houston, Texas under a non-cancelable operating lease, which expires in January 2029. In addition, the Company has a field office and several other leases in Pennsylvania to support its field operations; these non-cancellable operating leases have expiration dates up to December 2024.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 4 – Commitments and Contingencies (continued)

The following table presents future minimum lease payments through 2029 under the non-cancellable operating leases as of June 30, 2021 (in thousands):

Years Ending June 30,
2022	$1,634
2023	1,444
2024	1,465
2025	1,359
2026	1,250
Thereafter	3,185
Total	$10,337

The Company recognized approximately $1.3 million in rent expense for the years ended June 30, 2021 and 2020, respectively.

Firm Transportation – The Company has access to firm transportation capacity to delivered pricing locations that have historically priced higher than Marcellus in-basin prices. The Company believes it will have sufficient production quantities to meet substantially all of its commitments but may be required to purchase natural gas from third parties to satisfy shortfalls should they occur.

The following table presents the Company’s future minimum obligations under transportation agreements as of June 30, 2021 (in thousands):

Years Ending June 30,
2022	$19,277
2023	11,985
2024	7,159
2025	7,159
2026	7,159
Thereafter	9,547
Total	$62,286

Demand Charges – The Company is obligated under certain of these firm transportation arrangements to pay a demand charge for firm capacity rights on pipeline systems regardless of the amount of pipeline capacity utilized by the Company. If the Company does not utilize the capacity, it can release it to others, thus reducing its potential liability. Pursuant to these agreements, the Company is obligated to pay annual demand charges of approximately $14.1 million for the year ending June 30, 2022 and then $12.3 million annually, until October 2028, when these agreements start to expire. These agreements expire between October 2028 and November 2033.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 4 – Commitments and Contingencies (continued)

Delivery Commitments – The Company has natural gas sales agreements that have minimum delivery commitments ranging from 13,500 MMBtu per day to 54,150 MMBtu per day and expire between October 2021 and October 2033.

Contingencies

There are currently various suits and claims pending against Anadarko for which the Company owes an obligation of indemnity that has arisen in the ordinary course of business, including contract disputes, property damage claims and title disputes. Management believes that the resolution of these suits and claims will not, individually or in the aggregate, have a material effect on the Company’s combined financial position, results of operations or cash flow. The Company records reserves for contingencies when information available indicates that a loss is probable and the amount of the loss can be reasonably estimated.

Note 5 – Risk Management Activities

The Company has entered into various derivative contracts to manage its exposure to natural gas price fluctuations on a portion of its anticipated future production volumes for the years 2021 through 2023. These derivatives include natural gas price swaps and basis differential swaps. The Company’s commodity derivative instruments generally serve as effective economic hedges of commodity risk exposure; however, the Company has elected not to account for the derivatives as cash flow hedges. As such, the Company recognizes all changes in fair value of its commodities derivatives in net gain (loss) on price risk management activities in revenues in its combined statements of operations. The resulting cash flows are reported as cash flows from operating activities.

The Company also entered into various derivative contracts to hedge the impact of market fluctuations in LIBOR, which is the floating rate that applies to the borrowings under the Revolving Credit Facility. As of June 30, 2020, the Company has $225 million LIBOR swaps outstanding, which represents a portion of the expected Revolving Credit Facility balance through its remaining term. The Company’s interest rate derivative instruments generally serve as effective economic hedges of interest rate risk exposure; however, the Company has elected not to account for the derivatives as cash flow hedges. As such, the Company recognizes all changes in fair value of its interest rate derivatives in net gain (loss) on interest rate derivatives on its combined statements of operations.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 5 – Risk Management Activities (continued)

The following tables summarize assets and liabilities measured at fair value:

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2021

	(Amounts in thousands)
Commodity swaps	$-	$(182,103)	$-	$(182,103)
Basis swaps	$-	$57,875	$-	$57,875

	Quoted in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at June 30, 2020

	(Amounts in thousands)
Commodity swaps	$-	$28,747	$-	$28,747
Basis swaps	$-	$(3,445)	$-	$(3,445)
Interest rate swaps	$-	$(17,830)	$-	$(17,830)

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 5 – Risk Management Activities (continued)

The tables below summarize the Company’s commodity and interest rate derivatives outstanding:

	Asset Derivatives		Liability Derivatives

	Balance Sheet Location	June 30, 2021	Balance Sheet Location	June 30, 2021

	(Amounts in thousands)
Current
Commodity contracts	Assets from risk management activities	$26,031	Liabilities from risk management activities	$(128,149)

Non-current
Commodity contracts	Assets from risk management activities	7,961	Liabilities from risk management activities	(30,071)

Total Derivatives		$33,992		$(158,220)

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	June 30, 2020	Balance Sheet Location	June 30, 2020

	(Amounts in thousands)
Current
Commodity contracts	Assets from risk management activities	$37,544	Liabilities from risk management activities	$(2,700)
Interest rate contracts	Assets from risk management activities	-	Liabilities from risk management activities	(5,111)
		37,544		(7,811)
Non-current
Commodity contracts	Assets from risk management activities	290	Liabilities from risk management activities	(9,832)
Interest rate contracts	Assets from risk management activities	-	Liabilities from risk management activities	(12,719)
		290		(22,551)

Total Derivatives		$37,834		$(30,362)

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 5 – Risk Management Activities (continued)

The following tables present the gross asset and liability balances of the Company’s commodity derivative instruments, the amounts subject to master netting arrangements, and the amounts presented on a net basis:

	As of June 30,
	2021	2020

	(Amounts in thousands)
Commodity Derivative Assets
Gross amounts of recognized assets	$68,965	$107,681
Gross amounts offset in the consolidated balance sheets	(34,973)	(69,847)
Net amount of assets presented in the consolidated balance sheets	$33,992	$37,834

Commodity Derivative Liabilities
Gross amounts of recognized liabilities	$(193,194)	$(82,379)
Gross amounts offset in the consolidated balance sheets	34,974	69,847
Net amount of liabilities presented in the consolidated balance sheets	$(158,220)	$(12,532)

The following tables present the Company’s commodity and interest rate derivative activities:

	For the Years Ended June 30,
Location of Gain (Loss) Recognized on Statements of Income	2021	2020

	(Amounts in thousands)
Revenue
Cash received (paid) on settlement of derivative instruments
Gain (loss) on derivative instruments	$91,204	$96,440
Non-cash (loss) gain on derivative instruments
(Loss) gain on derivative instruments	(149,530)	7,276
Net (loss) gain on price risk management activities	$(58,326)	$103,716

Other Income (Expense)
Cash received (paid) on settlement of derivative instruments
Gain (loss) on derivative instruments	$(15,705)	$(1,629)
Non-cash loss on derivative instruments
Gain (loss) on derivative instruments	17,830	(11,157)
Net gain (loss) on interest rate derivatives	$2,125	$(12,786)

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 5 – Risk Management Activities (continued)

The following table presents the Company’s open commodity price derivative contracts as of June 30, 2021 by fiscal year:

Instrument	Range of Price	Quantity (MMBTU)
Type	$/MMBTU	2022	2023	Total	Fair Value

					(Amounts in thousands)
Swap	$2.23 - $3.41	175,372,500	77,740,000	253,112,500	$(182,103)
Basis Swap	($1.23) - $3.48	175,372,500	77,740,000	253,112,500	57,875
		350,745,000	155,480,000	506,225,000	$(124,228)

The following table presents the Company’s open commodity price derivative contracts as of June 30, 2020 by fiscal year:

Instrument	Range of Price	Quantity (MMBTU)
Type	$/MMBTU	2021	2022	2023	Total	Fair Value

						(Amounts in thousands)
Swap	$2.07 - $3.10	151,753,854	74,950,000	1,840,000	228,543,854	$28,747
Basis Swap	($0.96) - $4.94	162,713,854	74,950,000	1,840,000	239,503,854	(3,445)
		314,467,708	149,900,000	3,680,000	468,047,708	$25,302

All outstanding interest rate swap contracts were terminated prior to June 30, 2021. The following table presents the Company’s open interest rate derivative contracts as of June 30, 2020:

Instrument Type	Range of Fixed Rates	Notional Amount	From	To	Fair Value
		(Amounts in thousands)			(Amounts in thousands)
1 Month LIBOR Swap	2.12 - 2.73%	$225,000,000	7/1/2020	3/31/2021	$(3,810)
1 Month LIBOR Swap	2.12 - 2.74%	$225,000,000	4/1/2021	3/31/2022	(5,214)
1 Month LIBOR Swap	2.12 - 2.13%	$225,000,000	4/1/2022	3/31/2023	(4,543)
1 Month LIBOR Swap	2.12 - 2.13%	$225,000,000	4/1/2023	3/31/2024	(4,263)
					$(17,830)

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 6 – Employee Benefits

401(K) Plan

Effective July 1, 2017, the Company adopted a defined contribution plan (the Benefit Plan) that complies with Section 401(k) of the Internal Revenue Code. All employees are eligible to participate immediately upon date of hire, and all participants are eligible for the employer non-discretionary match at 100%, up to 6% of a participant’s eligible compensation. Participants may elect voluntary salary deferral contributions withheld from their salary based on an elected percentage of up to 100%, subject to annual individual statutory deferral limitations. Participants are immediately vested in their elective contributions and employer non-discretionary matching plus actual earnings thereon. Vesting in the employer’s discretionary contribution portion of their accounts prior plus actual earnings thereon is based on years of credited service. For employer’s discretionary contributions, participants are vested immediately upon completing three full years of service. Upon separation, participants are entitled to the vested portion of their accounts. Employer contribution expense for the years ended June 30, 2021 and 2020 was approximately $1.0 million for both periods and recorded in general and administrative expense.

Long-Term Incentive Plan

Effective October 31, 2018, Alta Resources, LLC, a member of Alta Resources Holdings, LLC, adopted a long term incentive plan (the LTIP Plan) to award and retain employees of the Company by providing participating employees with an opportunity to receive additional compensation in connection with the future success of the Parent, by providing a Phantom Unit. A Phantom Unit is defined in the LTIP Plan as a notional unit that, once vested, permits the holder to receive the applicable Distribution Value and/or Unit Value (two award components). Phantom Units vest in three ratable, annual installments beginning on the first anniversary from the initial date of grant. Vesting is contingent on the participant’s continued employment, with certain exceptions. On a change in control, 100% of any unvested units vest only if the participant continues employment through the date of change in control. Vesting conditions vary with respect to termination cause.

The Company accounts for the first component of the award (the Distribution Value) as an in-substance profit-sharing arrangement in accordance with ASC 710, Compensation. No distribution pursuant to the LTIP Plan was declared as of June 30, 2021 and 2020, and therefore no compensation expense was recognized during the years ended June 30, 2021 and 2020.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 6 – Employee Benefits (continued)

The second component of the award (the Unit Value) provides rights to the residual equity interest in the Parent, whereby the employee has a put right prior to an ultimate liquidation event for 85% of the then-determined fair value. Additionally, the employee may only sell, in any one calendar year, a maximum of 20% of the greatest number of Phantom Units held by the employee during their employment with the Company or any of its affiliates. Furthermore, a participant may not sell more than 50% in the aggregate of the greatest number of Phantom Units held by the employee during their employment with the Company or any of its affiliates. Vesting is dependent upon: 1) liquidation event or change in control in the Parent, as defined in the LTIP Plan, and 2) employment condition through the date of liquidation or change in control. The Company accounts for the second component in accordance with ASC 718, Compensation – Stock Compensation, as a liability award. As the performance conditions were not considered probable as of the grant date and as of June 30, 2021 and 2020, no compensation expense was recognized for the combined financial statements during the years ended June 30, 2021 and 2020. As a result of the Acquisition, compensation expense was recognized in July 2021 upon change in control.

In May 2020, a portion of these units vested in accordance with the above vesting schedule. The Company opened the sellback window to employees between August 17 through 28, 2020. An immaterial portion of units were sold back to the Company.

Note 7 – Revenue from Contracts with Customers

Disaggregation of Revenue

The table below provides disaggregated information on the Company’s revenues:

	2021	2020

	(Amounts in Thousands)
Revenues from contracts with customers
Natural gas	$622,754	$448,076
Other operating
Marketing	15,055	10,135
Midstream	6,166	4,811
Total other operating	21,221	14,946
Total revenues from contracts with customers	643,975	463,022
Net gain (loss) on commodity risk management activities	(58,326)	103,716
Other revenues	317	271
Total revenues	$585,966	$567,009

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 7 – Revenue from Contracts with Customers (continued)

Transaction Price Allocated to Remaining Performance Obligations

A significant number of the Company’s product sales have a contract term of one year or less. For those contracts, the Company has utilized the practical expedient allowed in ASC 606 that exempts it from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

For the Company’s product sales that have a contract term greater than one year, the Company has also utilized the practical expedient waiving the requirement to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under these sales contracts, each unit of product generally represents a separate performance obligation; therefore, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. Currently, the Company’s product sales that have a contractual term greater than one year have no long-term fixed consideration.

Contract Balances

Under the Company’s sales contracts, it invoices its customers once its performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities. Accounts receivable attributable to the Company’s revenue contracts with customers was $84.3 million as of June 30, 2021 and $37.8 million as of June 30, 2020.

Prior−Period Performance Obligations

The Company records revenue in the month production is delivered to the purchaser. However, settlement statements for certain natural gas sales may be received for one to three months after the date production is delivered, and as a result, the Company is required to estimate the amount of production that was delivered to the purchaser and the price that will be received for the sale of the product. The Company records the differences between its estimates and the actual amounts for product sales in the month that payment is received from the purchaser. Any identified differences between its revenue estimates and actual revenue received historically have not been significant. For the year ended June 30, 2020, revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 8 – Related Party Transactions

In connection with the Management and Administrative Services Agreement (MASA), as amended, between the Parent and the Company, the Company provides administrative support and management functions to the Parent to evaluate prospective oil and gas properties. Amounts due from affiliates are classified in notes receivable from affiliates and other in the accompanying combined balance sheets of approximately $2.5 million and $2.4 million as of June 30, 2021 and 2020, respectively. Amounts due from affiliates were settled subsequent to the closing of the Acquisition in July 2021.

In connection with the Management and Administrative Services Agreement (MASA) executed on July 10, 2020 between the Company and Alta Resources Development II, LLC (ARDII), a related party, the Company provides administrative support and management functions to ARDII to evaluate prospective oil and gas properties. Amounts due from ARDII are included in advance to affiliates in the accompanying combined balance sheets of approximately $0.2 million and $0.6 million as of June 30, 2021 and 2020, respectively. The advance to affiliates was repaid to the Company in July 2021.

Note 9 – Subsequent Events

Management considered subsequent events through September 24, 2021, the date on which the Company’s combined financial statements were available for issuance. Other than those events disclosed in the notes to the combined financial statements, no other events have occurred.

Note 10 – Natural Gas Producing Activities (Unaudited)

The following supplementary information summarized presents the results of natural gas activities in accordance with the full cost method of accounting for production activities.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 10 – Natural Gas Producing Activities (Unaudited) (continued)

Costs Incurred Related to Natural Gas Operations

The following tables present total aggregate capitalized costs and costs incurred related to natural gas production activities:

	Years Ended June 30,
	2021	2020

	(Amounts in thousands)
Evaluated properties	$2,337,796	$2,074,787
Unevaluated properties	10,968	8,146
Total capitalized costs	2,348,764	2,082,933
Less: Accumulated depletion and impairment	(1,470,826)	(661,327)
Net capitalized costs	$877,938	$1,421,606

Results of Operations for Producing Activities

The following table presents the results of operations related to natural gas production:

	Years Ended June 30,
	2021	2020

	(Amounts in thousands)
Sales of natural gas	$622,754	$448,076
Transportation and processing	196,386	157,435
Lease Operating Expense	41,244	39,186
Depreciation and depletion	177,857	170,921
Impairment and expiration of leases	631,641	139,063
Results of operations from producing activities, excluding corporate overhead	$(424,374)	$(58,529)

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 10 – Natural Gas Producing Activities (Unaudited) (continued)

Reserve Information

Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. Proved undeveloped reserves represent proved reserves expected to be recovered from new wells after substantial development costs are incurred.

As of June 30, 2021, the estimate of proved natural gas reserves was prepared by Company engineers and audited by Netherland, Sewell & Associates, Inc. (NSAI), an independent consulting firm hired by management. NSAI conducted a detailed, well-by-well audit of all the Company's properties. The estimates prepared by the Company and audited by NSAI were within the recommended 10% tolerance threshold set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). Standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, analogy and material balance were utilized in the evaluation of reserves. Since 1961, NSAI has evaluated oil and gas properties and independently certified petroleum reserves quantities in the United States and internationally.

As of June 30, 2020, the Company’s estimate of proved natural gas reserves was prepared by NSAI.  NSAI has estimated 100% of the total net natural gas proved reserves attributable to the Company's interests as of June 30, 2020 in accordance with the SPE Standards. All of the Company's proved reserves are located in the United States.

The engineer primarily responsible for providing Company data necessary for the preparation of the reserves estimate holds a Bachelor of Science degree in Mining Engineering from the National Institute of Technology in India and a Master’s Degree in Petroleum Engineering from the University of Texas at Austin and has 15 years of experience in the oil and gas industry. To support the accurate and timely preparation and disclosure of its reserve estimates, the Company established internal controls over its reserve estimation processes and procedures, including the following: the price, heat content conversion rate and cost assumptions used in the economic model to determine the reserves are reviewed by management; division of interest and production volumes are reconciled between the system used to calculate the reserves and other accounting/measurement systems; and the reserves reconciliation between prior year reserves and current year reserves is reviewed by senior management.

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 10 – Natural Gas Producing Activities (Unaudited) (continued)

	Year ended June 30,
	2021	2020

	(Volumes in Mmcf)
Balance at July 1	3,820,617	3,679,226
Revisions of previous estimates	628,943	405,928
Production	(341,712)	(264,537)
Balance at June 30	4,107,848	3,820,617
Proved developed reserves as of:
Balance at July 1	1,943,820	1,737,819
Balance at June 30	2,206,697	1,943,820
Proved undeveloped reserves as of:
Balance at July 1	1,876,797	1,941,407
Balance at June 30	1,901,151	1,876,797

Positive revisions of 628.9 Bcf during the year ended June 30, 2021 were due primarily to outperformance of new wells relative to type curve, adjustments to development schedule, acceleration of non-operated development, and base production optimization. Positive revisions of 405.9 Bcf during the year ended June 30, 2020 were due primarily to changes in working interests and net revenue interests, adjustments to the development schedule, improved development pacing and type curve updates to reflect well outperformance relative to type curve.

Standard Measure of Discounted Future Cash Flow

Management cautions that the standard measure of discounted future cash flows should not be viewed as an indication of the fair market value of natural gas and oil producing properties, nor of the future cash flows expected to be generated therefrom. The information presented does not give recognition to future changes in estimated reserves, selling prices or costs and has been discounted at a rate of 10%.

The following table summarizes estimated future net cash flows from natural gas and crude oil reserves:

	Year ended June 30,
	2021	2020

	(Amounts in thousands)
Future cash flows	$6,289,023	$5,988,487
Future production costs	(2,382,659)	(2,052,950)
Future development costs	(980,751)	(1,040,484)
Future net cash flows	2,925,613	2,895,053
10% annual discount for estimated timing of cash flows	(1,466,367)	(1,520,154)
Standardized measure of discounted future net cash flows	$1,459,246	$1,374,899

ARD Operating, LLC and Alta Marcellus Development, LLC

Notes to the Combined Financial Statements

Note 10 – Natural Gas Producing Activities (Unaudited) (continued)

The above cash flows include approximately $134.0 million and $122.9 million for future plugging and abandonment costs as of June 30, 2021 and 2020, respectively.

For 2021, reserves were computed using gas prices based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period July 2020 through June 2021. The average Henry Hub spot price of $2.428 per MMBtu was adjusted for energy content, transportation fees, and market differentials. The fees associated with the Company's firm transportation contracts were included as a deduction to gas revenue. Gas prices were held constant throughout the lives of the properties. The average adjusted gas price weighted by production over the lives of the properties was $1.531 per Mcf.

For 2020, reserves were computed using gas prices based on the 12-month unweighted arithmetic average of the first day-of-the-month price for each month in the period July 2019 through June 2020. The average Henry Hub spot price of $2.066 per MMBtu was adjusted for energy content, transportation fees, and market differentials. The fees associated with the Company's firm transportation contracts were included as a deduction to gas revenue. Gas prices were held constant throughout the lives of the properties. The average adjusted gas price weighted by production over the lives of the properties was $1.567 per Mcf.

The following table summarizes the changes in the standardized measure of discounted future net cash flows:

	Year ended June 30,
	2021	2020

	(Amounts in thousands)
Net changes in prices, production and development costs	$(64,235)	$(1,802,302)
Revisions of previous quantity estimates	159,561	23,115
Sales and transfers of natural gas and oil produced—net	(385,124)	(251,455)
Accretion of discount	137,490	290,776
Previously estimated development costs incurred	213,444	225,647
Timing and other	23,211	(18,638)
Net change for the year	84,347	(1,532,857)
Beginning of year	1,374,899	2,907,756
End of year	$1,459,246	$1,374,899